UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2012

COLONY BANKCORP, INC.
(Exact name of Registrant as Specified in Charter)

Georgia	000-12436	58-1492391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 South Grant Street, Fitzgerald, Georgia 317501
(Address of Principal Executive Offices)

(229) 426-6000
Registrant’s telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c)      Appointment of New President and Chief Executive Officer.

On April 17, 2012, the board of directors of Colony Bankcorp, Inc. (Company) appointed Edward P. Loomis, Jr. to serve as president and chief executive officer of the Company and the Company’s wholly owned subsidiary, Colony Bank (Bank), effective May 14, 2012. Mr. Loomis, age 58, will serve as president and CEO in accordance with a written employment agreement, the terms of which have not been finalized as of the date of this filing. The Company will timely amend this filing once the terms of the employment agreement have become final.

Mr. Loomis is an experienced executive officer and has over 30 years of experience in the banking industry. From 2005 to 2006, Mr. Loomis served as the interim president and chief executive officer of Rivoli Bank & Trust located in Macon, Georgia. Following his tenure at Rivoli Bank & Trust, Mr. Loomis served from 2008 to 2009 as the chief operating officer of Atlantic Southern Bank, formerly located in Macon, Georgia. From 2009 to 2011, Mr. Loomis served as Atlantic Southern Bank’s president and chief executive officer.

There are no family relationships between Mr. Loomis and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Mr. Loomis that are reportable under Item 404(a) of Regulation S-K.

Item 5.02(b)      Retirement of Interim President and Chief Executive Officer.

On April 17, 2012, James D. Minix, who has served as the interim president and chief executive officer of the Company and the Bank since October 18, 2011, informed the Company that he would retire from those positions effective May 14, 2012, having fulfilled his commitment.

Item 5.02(b)      Retirement of Directors.

On April 17, 2012, the following three directors of the Company announced that they will retire from service on the board of directors of the Company effective May 22, 2012, in accordance with the Company’s mandatory retirement policy for directors at age 70: James D. Minix, W. B. Roberts, Jr., and Charles E. Myler.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

The following exhibit is being filed as part of this Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release Dated April 23, 2012

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: April 23, 2012	By:	/s/ Terry L. Hester
Terry L. Hester
Executive Vice-President and
Chief Financial Officer